UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12
InterMune, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)
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INTERMUNE, INC.
3280 Bayshore Boulevard
Brisbane, California 94005
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 24, 2006
To the Stockholders of InterMune, Inc.:
      Notice Is Hereby Given that the Annual Meeting of Stockholders (“Annual Meeting”) of InterMune, Inc., a Delaware corporation (the “Company”), will be held on Wednesday, May 24, 2006, at 10:00 a.m. local time, at 3280 Bayshore Boulevard, Brisbane, California for the following purposes:

1. To elect one director to hold office until the 2009 annual meeting of stockholders or until his successor is elected;

2. To ratify the selection, by the Audit Committee of the Board of Directors, of Ernst & Young LLP as independent auditors of the Company for its fiscal year ending December 31, 2006; and

3. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.
      The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.
      The Board of Directors has fixed the close of business on April 4, 2006, as the record date for the determination of stockholders entitled to notice of and to vote at this Annual Meeting and at any adjournment or postponement thereof.

By Order of the Board of Directors

Robin Steele
Secretary
Brisbane, California
April 28, 2006
All stockholders are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy card as promptly as possible in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for that purpose. Alternatively, you may vote your shares on the Internet or by telephone by following the instructions on your proxy. If your shares are held in an account at a brokerage firm, bank or other nominee, you may be able to vote on the Internet or by telephone by following the instructions provided with your voting form. Even if you have already voted your proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held in an account at a brokerage firm by a broker, bank or other nominee, and you wish to vote at the meeting, you must obtain a proxy card issued in your name from the record holder.

PROXY STATEMENT
PROPOSAL 1
THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF THE NAMED NOMINEE.
2005 AUDIT COMMITTEE REPORT(1)
PROPOSAL 2
AUDITOR’S FEES
THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 2
EQUITY COMPENSATION PLAN INFORMATION
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
EXECUTIVE COMPENSATION
SUMMARY COMPENSATION TABLE
OPTION GRANTS IN LAST FISCAL YEAR
AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR END OPTION VALUES
2005 COMPENSATION COMMITTEE REPORT(1)
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
PERFORMANCE MEASUREMENT COMPARISON(1)
COMPARISON OF CUMULATIVE TOTAL RETURN ON INVESTMENT(1)
HOUSEHOLDING OF PROXY MATERIALS
OTHER MATTERS
Appendix A

INTERMUNE, INC.
3280 Bayshore Boulevard
Brisbane, California 94005
PROXY STATEMENT
FOR THE 2006 ANNUAL MEETING OF STOCKHOLDERS
MAY 24, 2006
QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING
Why am I receiving these materials?
      We sent you this proxy statement and the enclosed proxy card because the Board of Directors of InterMune, Inc. (sometimes referred to as the “Company,” “InterMune,” “we,” “our,” or “us”) is soliciting your proxy to vote at the 2006 Annual Meeting of Stockholders (the “Annual Meeting”). You are invited to attend the Annual Meeting to vote on the proposals described in this proxy statement. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card, or follow the instructions below to submit your proxy over the telephone or on the Internet.
      The Company intends to mail this proxy statement and accompanying proxy card on or about April 28, 2006 to all stockholders of record entitled to vote at the Annual Meeting.
Who can vote at the Annual Meeting?
      Only stockholders of record at the close of business on April 4, 2006 will be entitled to vote at the Annual Meeting. At the close of business on this record date, there were 33,650,921 shares of common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name
      If, on April 4, 2006, your shares were registered directly in your name with InterMune’s transfer agent, Mellon Investor Services LLC, then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return the enclosed proxy card or vote by proxy over the telephone or on the Internet as instructed below to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank
      If, on April 4, 2006, your shares were held in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy card from your broker or other agent.
On what am I voting?

•	To elect one director to hold office until the 2009 annual meeting of stockholders or until their successors are elected; and

•	To ratify the selection, by the Audit Committee of the Board of Directors, of Ernst & Young LLP as independent auditors of the Company for its fiscal year ending December 31, 2006.
In addition, you are entitled to vote on any other matters that are properly brought before the Annual Meeting.

How do I vote?
      You may either vote “For” the nominee to the Board of Directors or withhold your vote for the nominee. For each of the other matters to be voted on, you may vote “For” or “Against” or abstain from voting. The procedures for voting are fairly simple:

Stockholder of Record: Shares Registered in Your Name
      If you are a stockholder of record, you may vote in person at the Annual Meeting, vote by proxy using the enclosed proxy card, vote by proxy over the telephone, or vote by proxy on the Internet. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person if you have already voted by proxy.

•	To vote in person, please come to the Annual Meeting and we will give you a ballot when you arrive.

•	To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

•	To vote over the telephone, dial toll-free 1-866-540-5760 using a touch-tone phone and follow the recorded instructions. Please have your proxy card in hand when you call. Your vote must be received by 11:59 p.m., Eastern Time on May 23, 2006 to be counted.

•	To vote on the Internet, go to http://www.eproxy.com/itmn to complete an electronic proxy card. Please have your proxy card in hand when you log on. Your vote must be received by 11:59 p.m., Eastern Time on May 23, 2006 to be counted.
      Beneficial Owner: Shares Registered in the Name of Broker or Bank
      If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from InterMune. Simply complete and mail the proxy card to ensure that your vote is counted. Alternatively, you may vote by telephone or over the Internet as instructed by your broker or bank. To vote in person at the Annual Meeting, you must obtain a valid proxy card from your broker, bank, or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy card.
We provide Internet proxy voting to allow you to vote your shares on-line, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.
How many votes do I have?
      On each matter to be voted upon, you have one vote for each share of common stock you own as of April 4, 2006.
What if I return a proxy card but do not make specific choices?
      If we receive a signed and dated proxy card and the proxy card does not specify how your shares are to be voted, your shares will be voted “For” the election of the nominee for director and “For” the ratification of Ernst & Young LLP as our independent auditors for the year ending December 31, 2006. If any other matter is properly presented at the meeting, your proxy (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

Who is paying for this proxy solicitation?
      We will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.
What does it mean if I receive more than one proxy card?
      If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted.
Can I change my vote after submitting my proxy?
      Yes. You can revoke your proxy at any time before the final vote at the meeting. You may revoke your proxy in any one of four ways:

•	You may submit another properly completed proxy card with a later date.

•	You may submit another proxy by telephone or the Internet after you have already provided an earlier proxy.

•	You may send a written notice that you are revoking your proxy to InterMune’s Secretary at 3280 Bayshore Boulevard, Brisbane, California 94005.

•	You may attend the Annual Meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.
When are stockholder proposals due for next year’s Annual Meeting?
      To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by December 22, 2006, to InterMune’s Secretary, 3280 Bayshore Boulevard, Brisbane, California 94005. If you wish to submit a proposal that is not to be included in next year’s proxy materials or nominate a director, you must do so between January 24, 2007 and February 23, 2007. You are also advised to review our Bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations.
How are votes counted?
      Votes will be counted by the Inspector of Election appointed for the Annual Meeting, who will separately count “For” and (with respect to proposals other than the election of directors) “Against” votes, abstentions and broker non-votes. In addition, with respect to the election of directors, the Inspector of Election will count the number of “withheld” votes received by the nominee. If your shares are held by your broker as your nominee (that is, in “street name”), you will need to obtain a proxy form from the institution that holds your shares and follow the instructions included on that form regarding how to instruct your broker to vote your shares. If you do not give instructions to your broker, your broker can vote your shares with respect to “discretionary” items, but not with respect to “non-discretionary” items. Discretionary items are proposals considered routine under the rules of the New York Stock Exchange (“NYSE”) on which your broker may vote shares held in street name in the absence of your voting instructions. On non-discretionary items for which you do not give your broker instructions, the shares will be treated as broker non-votes.
How many votes are needed to approve each proposal?

•	Proposal 1 — Election of Director. If the nominee receives a plurality of “For” votes (among votes properly cast in person or by proxy) he will be elected.

•	Proposal 2 — Ratification of the Selection, By the Audit Committee of the Board of Directors, of Ernst & Young LLP as Independent Auditors of the Company For Its Fiscal Year Ending December 31, 2006. This proposal must receive a “For” vote from the majority of shares present and entitled to vote either in person or by proxy to be approved. If you “Abstain” from voting, it will have the same effect as an “Against” vote.
What is the quorum requirement?
      A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if at least a majority of the outstanding shares are represented by stockholders present at the meeting or by proxy. On the record date, there were 33,650,921 shares outstanding and entitled to vote. Accordingly, 16,825,461 shares must be represented by stockholders present at the meeting or by proxy to have a quorum.
      Your shares will be counted towards the quorum only if you submit a valid proxy vote or vote at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, either the chairman of the meeting or a majority of the votes present at the meeting may adjourn the meeting to another date.
How can I find out the results of the voting at the Annual Meeting?
      Preliminary voting results will be announced at the Annual Meeting. Final voting results will be published in the Company’s quarterly report on Form 10-Q for the second quarter of 2006.
PROPOSAL 1
ELECTION OF DIRECTORS
      The Company’s Amended and Restated Certificate of Incorporation and Bylaws provide that the Board of Directors (the “Board”) shall be divided into three classes, with each class having a three-year term. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy (including a vacancy created by an increase in the number of directors) shall serve for the remainder of the full term of the class of directors in which the vacancy occurred and until such director’s successor is elected and qualified.
      The Board currently consists of eight directors, divided into the three following classes:

•	Class I directors: David S. Kabakoff, Ph.D., Michael L. Smith and Daniel G. Welch; whose terms will expire at the annual meeting of stockholders to be held in 2007;

•	Class II directors: James I. Healy M.D., Ph.D.; and William R. Ringo, Jr.; whose terms will expire at the at the annual meeting of stockholders to be held in 2008; and

•	Class III directors: William A. Halter; Thomas R. Hodgson; and Jonathan S. Leff; whose terms will expire at the Annual Meeting.
      At each annual meeting of stockholders, the successors to directors whose terms will then expire will be elected to serve from the time of election and qualification until the third subsequent annual meeting of stockholders.
      There is one nominee for one Class III position: Jonathan S. Leff, who is a current director. Mr. Leff has been nominated for and has elected to stand for reelection. Mr. Halter and Mr. Hodgson each have decided not to stand for reelection. The Class III director to be elected will hold office from the date of his election by the stockholders until the third subsequent annual meeting of stockholders or until his successor is elected and has been qualified, or until such director’s earlier death, resignation or removal. Pursuant to the Company’s Amended and Restated Certificate of Incorporation, the number of directors has been fixed at eight by a resolution of the Board and the Board currently consists of eight directors. Our Corporate Governance and Nominating Committee of the Board is in the process of seeking suitable nominees to fill the two vacancies that will occur after the Annual Meeting.

      The Company does not have a policy regarding directors’ attendance at the Annual Meeting. All of the Company’s directors who were members of the Board at the time attended the 2005 annual meeting of stockholders.
      Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the nominee named below. In the event that the nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as management may propose. The nominee for election has agreed to serve if elected, and management has no reason to believe that the nominee will be unable to serve. Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote at the meeting.
      The following table sets forth, for the Class III nominee and our other current directors who will continue in office after the Annual Meeting, information with respect to their ages and position/office held with the Company:

Name	Age	Position/Office Held With the Company	Director Since

Class III Director for election at the 2006 Annual Meeting of Stockholders
Jonathan S. Leff(2)(3)	37	Director	2000
Class I Directors whose terms expire at the 2007 Annual Meeting of Stockholders
David S. Kabakoff, Ph.D.(5)	58	Director	2005
Michael L. Smith(1)(3)	57	Director	2004
Daniel G. Welch	48	Director, President and Chief Executive Officer	2003
Class II Directors whose terms expire at the 2008 Annual Meeting of Stockholders
James I. Healy M.D, Ph.D.(1)(4)	41	Director	1999
William R. Ringo, Jr.(2)(4)	60	Chairman of the Board	2002

(1)	Member of the Audit Committee of the Board.

(2)	Member of the Compensation Committee of the Board.

(3)	Member of the Corporate Governance and Nominating Committee of the Board.

(4)	Member of the Compliance/Qualified Legal Compliance Committee of the Board.

(5)	Will become a member of the Audit Committee and the Compensation Committee of the Board effectively immediately after the Annual Meeting.
      Set forth below is biographical information for the nominee and each person whose term of office as a director will continue after the Annual Meeting.
      Nominee for Election to a Three-Year Term Expiring at the 2009 Annual Meeting of Stockholders
      JONATHAN S. LEFF has served as a member of the Board since January 2000. Mr. Leff joined Warburg Pincus LLC, a global private equity investment firm, in 1996 and is currently a Managing Director responsible for the firm’s investment efforts in biotechnology and pharmaceuticals. Mr. Leff serves on the board of directors of Allos Therapeutics, Inc., Altus Pharmaceuticals, Inc, Neurogen Corporation, Sunesis Pharmaceuticals, Inc. and ZymoGenetics, Inc., all of which are publicly held companies. Mr. Leff holds an A.B. in Government from Harvard University and an M.B.A. from Stanford University.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE
IN FAVOR OF THE NAMED NOMINEE.
Directors Continuing in Office until the 2007 Annual Meeting of Stockholders
      DAVID S. KABAKOFF has served as a member of the Board since November 2005. Dr. Kabakoff has served as President of Strategy Advisors, LLC, a consulting company, from August 2000 to the present. From January 2001 to June 2005, when it was acquired by Cephalon, Inc., a biotechnology company, Dr. Kabakoff served as the founder, Chairman and Chief Executive Officer of Salmedix, Inc., a biotechnology company. From May 1996 to August 2000, Dr. Kabakoff served in senior executive positions at Dura Pharmaceuticals Inc., a specialty pharmaceuticals company. Dr. Kabakoff holds a B.A. in Chemistry from Case Western Reserve University and a Ph.D. in Chemistry from Yale University.
      MICHAEL L. SMITH has served as a member of the Board since January 2004. From April 1999 to January 2005, Mr. Smith served as Anthem Blue Cross and Blue Shield’s executive vice president and chief financial and accounting officer. From 1996 to April 1999, Mr. Smith served as chief operating officer and chief financial officer of American Health Network, a former Anthem Blue Cross and Blue Shield subsidiary. From 1974 to 1995, Mr. Smith held various management positions at Mayflower Group, Inc., most recently as chairman, president and chief executive officer. Mr. Smith is a member of the board of directors of First Indiana Corporation, Kite Realty Group Trust, Emergency Medical Services Corporation, Vectren Corporation and Calumet Specialty Products Partners, L.P. Mr. Smith holds a B.A. in Economics from DePauw University.
      DANIEL G. WELCH has served as the President and Chief Executive Officer of the Company and a member of the Board since September 2003. From March 2003 to September 2003, Mr. Welch served as a consultant to Warburg Pincus LLC, a global private equity investment firm. From August 2002 to January 2003, Mr. Welch served as chairman and chief executive officer of Triangle Pharmaceuticals, Inc., a pharmaceutical company. From October 2000 to June 2002, Mr. Welch served as president of the pharmaceutical division of Elan Corporation, PLC. From September 1987 to August 2000, Mr. Welch served in various senior management roles at Sanofi-Synthelabo and its predecessor companies Sanofi and Sterling Winthrop, including vice president of worldwide marketing and chief operating officer of the U.S. business. From November 1980 to September 1987, Mr. Welch was with American Critical Care, a division of American Hospital Supply. Mr. Welch holds a B.S. from the University of Miami and an M.B.A. from the University of North Carolina.
Directors Continuing in Office Until the 2008 Annual Meeting of Stockholders
      JAMES I. HEALY, M.D., PH.D. has served as a member of the Board since April 1999 and served as the interim Chairman of the Board from October 1999 through January 2000. Dr. Healy joined Sofinnova Ventures in June 2000 as a general partner and managing director. From January 1998 through March 2000, Dr. Healy was a partner at Sanderling Ventures. During 1997, Dr. Healy was supported by a Novartis Foundation bursary award and performed research at Brigham and Women’s Hospital. From 1990 to 1997, Dr. Healy was employed by the Howard Hughes Medical Institute and Stanford University. Dr. Healy serves on the board of directors of CoTherix, Inc. and several private companies. Dr. Healy holds a B.A. in molecular biology and a B.A. in Scandanavian studies, both from the University of California at Berkeley. Dr. Healy holds an M.D. and a Ph.D. from the Stanford University School of Medicine.
      WILLIAM R. RINGO, JR. has served as a member of the Board since June 2002 and as Chairman of the Board since May 2003. Mr. Ringo was most recently President and Chief Executive Officer of Abgenix, Inc., a company specializing in the development of therapeutic antibodies, until April 3, 2006 when it was acquired by Amgen, Inc. From June 2003 to September 2003, Mr. Ringo served as the interim President and Chief Executive Officer of InterMune. Mr. Ringo joined Eli Lilly & Company in 1973 and served in various capacities for Eli Lilly, including product group president, oncology and critical care products from June 1999 until his retirement in February 2001, president of internal medicine products from January 1998 until June 1999, and president of its infectious diseases business unit from September 1995 until January 1998. Mr. Ringo is a member of the board of directors of Inspire Pharmaceuticals. Mr. Ringo is also a member, and past chairman, of the board of directors of Community Hospitals of Indianapolis. Mr. Ringo holds a B.S. and an M.B.A. from the University of Dayton.
Independence of the Board of Directors
      As required under the Nasdaq Stock Market (“Nasdaq”) listing standards, a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by the Board. The Board consults with the Company’s counsel to ensure that the Board’s determinations are consistent with all relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of the Nasdaq, as in effect from time to time.
      Consistent with these considerations, after review of all relevant transactions or relationships between each director, or any of his family members, and the Company, its senior management and its independent auditors, the Board affirmatively has determined that all of the Company’s directors are independent directors within the meaning of the applicable Nasdaq listing standards, except for Mr. Welch, the Company’s current Chief Executive Officer, and Mr. Ringo, who served as the Company’s interim Chief Executive Officer from June 2003 until September 2003.
Information Regarding the Board of Directors and its Committees
      In March 2004, the Board approved an amended Corporate Governance Guidelines and Code of Director Conduct and Ethics to ensure that the Board will have the necessary authority and practices in place to review and evaluate the Company’s business operations as needed, to make decisions that are independent of the Company’s management, and to ensure honest and ethical conduct by the members of the Board. The guidelines are also intended to align the interests of directors and management with those of the Company’s stockholders. The Corporate Governance Guidelines and Code of Director Conduct and Ethics sets forth the practices the Board will follow with respect to Board composition and selection, Board meetings and involvement of senior management, chief executive officer succession planning and selection, Board compensation, committees, self-assessment, interaction with outside parties, orientation and continuing education and ethical conduct. The Corporate Governance Guidelines and Code of Director Conduct and Ethics may be viewed on our Internet website at http://www.intermune.com/pdf/governance guidelines.pdf.
      During 2005, the Board met nine times, including by telephone conference, and acted by unanimous written consent four times. No director attended fewer than 75% of the aggregate of the total number of meetings of the Board (held during the period for which he was a director) and the total number of meetings held by all committees of the Board on which he served (during the period that he served as a committee member). The Board has an Audit Committee, a Compensation Committee, a Corporate Governance and Nominating Committee and a Compliance/Qualified Legal Compliance Committee.

Audit Committee
      The Audit Committee of the Board oversees the Company’s corporate accounting and financial reporting processes, the systems of internal accounting and financial controls and audits of financial statements, the quality and integrity of financial statements and reports, and the qualifications, independence and performance of the firms engaged as independent outside auditors. For this purpose, the Audit Committee performs several functions. Among other things, the Audit Committee:

•	appoints, compensates, retains and oversees the independent auditors;

•	determines and approves engagements of the auditors, including the scope of the audit and any non-audit services, the compensation to be paid to the auditors, and monitors auditor partner rotation and potential conflicts of interest;

•	reviews and discusses with the independent auditors and management, as appropriate, the financial statements, the results of the annual audit, the quarterly results and earnings press releases;

•	reviews risk management programs, internal control letters, any material conflicts or disagreements between management and the auditors and internal controls over financial reporting;

•	directs management to enforce the Company’s Code of Business Conduct and Ethics and provides for prompt communication of violations of the Code of Business Conduct and Ethics to the Audit Committee;

•	oversees management’s preparation of the Company’s annual proxy report, including the Audit Committee report; and

•	oversees the establishment of procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters.
      The Board annually reviews the Nasdaq listing standards definition of independence for Audit Committee members and has determined that all members of the Company’s Audit Committee are independent, as independence is currently defined in Rule 4350(d)(2)(A)(i) and (ii) of the Nasdaq listing standards. The Board has determined that Mr. Smith qualifies as an “audit committee financial expert,” as defined in applicable SEC rules. In March 2006, the Board approved an amended Audit Committee charter, which can be found on our corporate website at http://www.intermune.com/pdf/charter audit committee.pdf and is also attached here as Appendix A. The Audit Committee is currently composed of Dr. Healy and Messrs. Hodgson and Smith. In 2005, the Audit Committee met 11 times. (Please see “Audit Committee Report” below.)

Compensation Committee
      The Compensation Committee approves the type and level of compensation for officers and employees of the Company, administers the Company’s stock option plans and performs such other functions regarding compensation as the Board may delegate. The Compensation Committee approves all compensation, including stock options, for the Company’s vice presidents and above, and all stock option grants to non-vice president employees and consultants for greater than or equal to 25,000 shares of common stock. In March 2004, the Board approved an amended Compensation Committee charter, which can be found on our corporate website at http://www.intermune.com/pdf/charter compensation committee.pdf. The Compensation Committee has authorized the Company’s Chief Executive Officer to grant stock options for less than 25,000 shares of common stock to non-vice president employees and consultants and to delegate to the Senior Vice President of Human Resources the ability to approve option grants of less than 10,000 to non-vice president employees and consultants. (Please see “Compensation Committee Report” below.) The Compensation Committee is currently composed of Messrs. Halter, Leff and Ringo. Each of Messrs. Halter and Leff are considered to be independent as independence is currently defined in Rule 4200(a)(15) of the Nasdaq listing standards. Mr. Ringo was appointed to the Compensation Committee by the Board on September 12, 2005. Although he was not considered independent under the Nasdaq listing standards at the time of his appointment due to his past service as interim President and Chief Executive Officer of the Company from June 2003 to September 2003, the Board concluded that a limited exception to the Nasdaq independence rules was warranted in this instance given that at the time of his appointment Mr. Ringo was not a current officer or employee of the Company, nor was he a family member of a current officer or employee of the Company. In addition, the Board determined that his appointment to the Compensation Committee was in the best interests of the Company due to the fact that the Compensation Committee then had only two members and the remaining independent members of the Board had significant and time-consuming Board and Board committee duties during 2005. Mr. Ringo is allowed to serve as a member of the Compensation Committee in a non-independent capacity for no more than two years. In 2005, the Compensation Committee met eight times.

Corporate Governance and Nominating Committee
      The Corporate Governance and Nominating Committee develops and implements policies and procedures and oversees corporate governance matters, including the evaluation of Board performance and processes, and recommends qualified candidates for Board membership to the Board for nomination to the Board and election by the stockholders. Our Corporate Governance and Nominating Committee charter, which the Board amended in March 2004, can be found on our corporate website at http://www.intermune.com/pdf/charter governance nominating committee.pdf. The Corporate Governance and Nominating Committee is composed of Messrs. Halter, Leff and Smith, and met one time in 2005. All members of the Corporate Governance and Nominating Committee are independent (as independence is currently defined in Rule 4200(a)(15) of the Nasdaq listing standards).
      For Board membership, the Corporate Governance and Nominating Committee takes into consideration applicable laws and regulations (including those of Nasdaq), diversity, age, skills, experience, integrity, ability to make independent analytical inquires, understanding of the Company’s business and business environment, willingness to devote adequate time and effort to Board responsibilities and other relevant factors.
      The Corporate Governance and Nominating Committee reviews candidates for director in the context of the current composition, skills and expertise of the Board, the operating requirements of the Company and the interests of stockholders. In the case of new director candidates, the Corporate Governance and Nominating Committee determines whether the nominee must be independent for Nasdaq purposes, which determination is based upon applicable Nasdaq listing standards and applicable SEC rules and regulations. The Corporate Governance and Nominating Committee then uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The Company paid fees to a professional search firm in 2005 to assist the Corporate Governance and Nominating Committee in the process of identifying and evaluating new director candidates. The Corporate Governance and Nominating Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the functions and needs of the Board. The Corporate Governance and Nominating Committee meets to discuss and consider such candidates’ qualifications. All members of the Corporate Governance and Nominating Committee, the Chief Executive Officer and the Chairman then interview candidates that the Corporate Governance and Nominating Committee believes have the requisite background, before recommending a nominee to the Board, which votes to elect the nominees.
      The Corporate Governance and Nominating Committee will consider director candidates recommended by stockholders. To date, the Corporate Governance and Nominating Committee has not received a director nominee from any stockholder. Stockholders who wish to recommend individuals for consideration by the Corporate Governance and Nominating Committee to become nominees for election to the Board may do so by delivering a written recommendation by certified mail only, c/o the Chairman or Secretary, at the following address: InterMune, Inc., 3280 Bayshore Boulevard, Brisbane, California 94005 no sooner than 120 days and no later than 90 days prior to the anniversary date of the mailing of the Company’s proxy statement for the last annual meeting of stockholders. Submissions must include the full name of the proposed nominee, a description of the proposed nominee’s business experience for at least the previous five years, complete biographical information, a description of the proposed nominee’s qualifications as a director and a representation that the nominating stockholder is a beneficial or record owner of the Company’s stock. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected.

Compliance/Qualified Legal Compliance Committee
      In March 2004, the Board amended the charter of the Compliance Committee and renamed it the Compliance/Qualified Legal Compliance Committee. Our Compliance/Qualified Legal Compliance Committee charter can be found on our corporate website at http://www.intermune.com/pdf/charter compliance.pdf. The Compliance/Qualified Legal Compliance Committee oversees corporate compliance, including development, implementation, administration and enforcement of the Company’s compliance programs and reviewing the Company’s compliance with its policies and all applicable laws. The Compliance/Qualified Legal Compliance Committee ensures the confidential receipt, retention and consideration of any report of evidence of a material violation by the Company or any officer, director, employee or agent of the Company by attorneys appearing and practicing before the SEC. The Compliance/Qualified Legal Compliance Committee is composed of Messrs. Ringo and Hodgson and Dr. Healy. In 2005, the Compliance/Qualified Legal Compliance Committee met four times.

Stockholder Communications with the Board of Directors
      The Board provides a procedure for stockholders to send written communications to the Board or any of the directors. Stockholders may send written communications to the Board or any of the directors by certified mail only, c/o the Chairman or Secretary, InterMune, Inc., 3280 Bayshore Boulevard, Brisbane, California 94005. All such written communications will be compiled by the Chairman or Secretary of the Company and submitted to the Board or the individual directors, as the case may be, within a reasonably timely period.
Code of Business Conduct and Ethics
      The Board has approved a Code of Business Conduct and Ethics (the “Code”) applicable to all of our employees, including our chief executive officer, chief financial officer and controller. The purpose of this Code is to deter wrongdoing and to promote:

(1) honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

(2) full, fair, accurate, timely and understandable disclosure in reports and documents that we file with, or submit to, the SEC and in other public communications that we make;

(3) compliance with applicable governmental laws, rules and regulations;

(4) the prompt internal reporting of violations of the Code to an appropriate person or persons identified in the Code;

(5) the prompt public disclosure of any waivers under either Code granted to any of our executive officers, including our chief executive officer, chief financial officer and controller; and

(6) accountability for adherence to the Code.
      The Code of Business Conduct and Ethics is available on our corporate website at: http://webcentral.intermune.com/tip/Code%20of%20Conduct.pdf. If the Company grants any waiver from a provision of the Code with respect to any Company officer at the level of Vice President or above, the Company will promptly disclose the nature of the waiver along with the reasons for the waiver.
2005 AUDIT COMMITTEE REPORT(1)
      The Audit Committee, currently composed of Dr. Healy and Messrs. Hodgson and Smith, oversees the Company’s financial reporting process on behalf of the Board. The Audit Committee meets with the independent auditors, currently Ernst & Young LLP, with and without management present, to discuss the results of Ernst & Young LLP’s examinations and evaluation of the Company’s internal controls and the overall quality of the Company’s financial reporting.
      The members of the Audit Committee are appointed by and serve at the discretion of the Board. The Audit Committee held 11 meetings during 2005. The Audit Committee also met privately with Ernst & Young LLP seven times.
      The Company’s management team has the primary responsibility for the financial statements and the reporting process, including the system of internal controls and disclosure controls and procedures. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in the Annual

       (1)The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933 (the “Securities Act”) or the Exchange Act of 1934 (the “Exchange Act”), whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Report on Form 10-K with management and the audited financial statements in the quarterly reports on Form 10-Q, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.
      The Audit Committee is responsible for reviewing, approving and managing the engagement of the independent auditors, including the scope, extent and procedures of the annual audit and compensation to be paid, and all other matters the Audit Committee deems appropriate, including the auditors’ accountability to the Board and the Audit Committee. The Audit Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards and those matters required to be discussed by SAS 61.
      In addition, the Audit Committee discussed with the independent auditors the auditors’ independence from management and the Company, including the matters and disclosures received in the written disclosures and the letter from the independent auditors required by the Independence Standards Board, including without limitation Standard No. 1, and has considered the compatibility of non-audit services with the auditors’ independence. The Audit Committee also discussed with the Company’s independent auditors the overall scope and plans for their audits.
      In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board (and the Board approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2005 for filing with the U.S. Securities and Exchange Commission. The Audit Committee has also retained Ernst & Young LLP as the Company’s independent auditors for fiscal year 2006.
Oversight of Assessment of Internal Control Over Financial Reporting
      During 2005, management documented, tested and evaluated the Company’s internal control over financial reporting pursuant to the requirements of the Sarbanes-Oxley Act of 2002. The Audit Committee was kept apprised of the Company’s progress by management and the independent auditors at each regularly scheduled committee meeting as well as at specially-scheduled meetings. At the conclusion of the assessments, management and Ernst & Young LLP each provided the Audit Committee with its respective report on the effectiveness of the Company’s internal control over financial reporting. The Committee reviewed management’s and the independent registered public accountants’ evaluations that were included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005. Management has identified significant deficiencies during its assessment of internal controls over financial reporting and has presented its plan to remediate the deficiencies to the Audit Committee. The Audit Committee will receive regular updates from management regarding the remediation efforts.

AUDIT COMMITTEE

Michael L. Smith — Chairman
James I. Healy
Thomas R. Hodgson

PROPOSAL 2
RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS
      The Audit Committee has selected Ernst & Young LLP as the Company’s independent auditors for the fiscal year ending December 31, 2006 and has further directed that management submit the Audit Committee’s selection of independent auditors for ratification by the stockholders at the Annual Meeting. Ernst & Young LLP has audited the Company’s financial statements since January 2000. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions. In the event the stockholders do not ratify such appointment, the Board of Directors will reconsider its selection.
AUDITOR’S FEES
      Audit Fees. The aggregate fees billed by Ernst & Young LLP for the audit of the Company’s financial statements, review of the Company’s interim financial statements, review of SEC registration statements, issuance of comfort letters and consents for the year ended December 31, 2005 were $640,000, and for the year ended December 31, 2004 were $1,055,096.
      Audit-Related Fees. The aggregate fees billed by Ernst & Young LLP for audit-related services (which included consultations on various transactions) for the year ended December 31, 2005 were $90,900, and for the year ended December 31, 2004 were $5,480, as follows:

	2005	2004

Accounting Research	$—	$5,480
Audit in connection with the divesture of Infergen	$90,900	$—
      Tax Fees. The aggregate fees billed by Ernst & Young LLP in relation to the preparation and review of the Company’s income tax returns and for general tax advice provided for the year ended December 31, 2005 were $0, and for the year ended December 31, 2004 were $35,000, as follows:

	2005	2004

Assistance with State and Federal income tax returns preparation	$—	$35,000
State nexus research and international consultation	$—	$—
      All Other Fees. Ernst & Young LLP did not provide any other services to the Company during 2005 or 2004.
      Pursuant to the Audit Committee’s charter, the Audit Committee reviews, and prior to initiation of services, approves all non-audit services provided to the Company by the independent auditors, and considers the possible effect of such services on the independence of such auditors. The Audit Committee by prior resolution may pre-approve non-audit services. The Audit Committee has determined that the non-audit services provided by Ernst & Young LLP in 2005 were compatible with maintaining the auditors’ independence. The Audit Committee has pre-authorized the Company to engage Ernst & Young LLP to perform up to $25,000 in non-audit/tax services in 2006, and authorized the Chairman of the Audit Committee to pre-approve the engagement of Ernst & Young LLP to perform additional non-audit/tax services of up to $25,000 for the Company. Ernst & Young LLP may not perform any additional non-audit/tax services except as pre-authorized by the Audit Committee or its Chairman.
      Stockholder ratification of the Audit Committee’s selection of Ernst & Young LLP as the Company’s independent auditors is not required by the Company’s Bylaws or otherwise. However, the Board is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee and the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee may engage different independent auditors at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF PROPOSAL 2
EQUITY COMPENSATION PLAN INFORMATION
      The following table provides certain information as of December 31, 2005 regarding our equity compensation plans, all of which have been approved by our stockholders.

			Number of Securities
			Remaining Available for
			Future Issuance Under
	Number of Securities to be		Equity Compensation
	Issued Upon Exercise of	Weighted-Average Exercise	Plans (Excluding
	Outstanding Options,	Price of Outstanding Options,	Securities Reflected in
Plan Description	Warrants and Rights	Warrants and Rights	Column (a))

	(a)	(b)	(c)
1999 Equity Incentive Plan(1)	51,550	$4.50	0
Amended and Restated 2000 Equity Incentive Plan	5,610,752	$19.18	1,217,634
Amended and Restated 2000 Non- Employee Directors’ Stock Option Plan	786,728	$20.49	483,272
2000 Employee Stock Purchase Plan	—	—	1,121,490

Total	6,449,030		2,822,396

(1)	The 1999 Equity Incentive Plan was superseded by the Amended and Restated 2000 Equity Incentive Plan. Accordingly, no additional shares or options may be granted under the 1999 Equity Incentive Plan.

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
      The following table sets forth certain information regarding the ownership of the Company’s common stock as of March 1, 2006 (except as otherwise noted) by (i) each director and nominee for director; (ii) each of the executive officers named in the Summary Compensation Table below (the “Named Executive Officers”); (iii) all executive officers and directors of the Company as a group; and (iv) all those known by the Company based on publicly available records to be beneficial owners of more than five percent of its common stock.

	Beneficial Ownership(1)

		Shares Issuable
		Under Options
		Exercisable	Percent of Total
Name and, in the Case of Greater than	Number of	Within 60 Days	Outstanding Shares
5% Stockholders, Address of Beneficial Owner	Shares	of March 1, 2006	Beneficially Owned

Warburg, Pincus Equity Partners, L.P.(2)	7,357,549	—	21.9%
466 Lexington Avenue
New York, NY 10017
Sectoral Asset Management Inc.(3)	3,858,868	—	11.5
2120-1000 Sherbrooke St.
West Montreal PQ H3A
3G4 Canada
T. Rowe Price Associates, Inc.(4)	2,297,570	—	6.8
100 E. Pratt Street
Baltimore, MD 21202
Daniel G. Welch	35,000	463,020	1.5
Roger L. Hawley(5)	3,710	9,855	*
Marianne S. Armstrong	22,500	124,602	*
Lawrence M. Blatt	23,500	118,185	*
Steven B. Porter	23,750	176,498	*
William A. Halter	—	109,569	*
James I. Healy	1,649	122,726	*
Thomas R. Hodgson	—	105,001	*
David S. Kabakoff	—	12,501	*
Jonathan S. Leff(2)(6)	7,357,549	166,832	22.4
William R. Ringo, Jr.(7)	21,880	183,651	*
Michael L. Smith(8)	10,000	76,668	*
All executive officers and directors as a group (18 people)	7,689,965	1,960,368	28.8

*	Less than one percent

(1)	This table is based upon information supplied by officers, directors and principal stockholders, and Schedule 13G’s filed with the SEC. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, the Company believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 33,547,980 shares outstanding on March 1, 2006, adjusted as required by rules promulgated by the SEC. Unless otherwise indicated, the address of each of the individuals and entities listed in this table is c/o InterMune, Inc. at the address on the first page of this proxy statement.

(2)	Includes shares held outright by Warburg, Pincus Equity Partners, L.P. and two affiliated partnerships (the “WPEP Group”) as of March 1, 2006. Warburg Pincus Partners LLC (“WP Partners LLC”), a subsidiary of Warburg Pincus & Co. (“WP”), is the sole general partner of the WPEP Group. The WPEP Group is managed by Warburg Pincus LLC (“WP LLC”). By reason of the provisions of

Rule 13d-3 of the Exchange Act, WP Partners LLC, WP and WP LLC may be deemed to be the beneficial owners of the shares held by the WPEP Group. Mr. Leff is a managing director and member of WP LLC and a partner of WP. Mr. Leff may be deemed to have an indirect pecuniary interest in an indeterminate portion of the shares beneficially owned by the WPEP Group. Mr. Leff disclaims beneficial ownership of the shares held by these entities except to the extent of any indirect pecuniary interest therein. Charles R. Kaye and Joseph P. Landy are Managing General Partners of WP and Managing Members of WP LLC and may be deemed to control the Warburg Pincus entities. Messrs. Kaye and Landy disclaim beneficial ownership of all shares held by the Warburg Pincus entities.

(3)	Based upon a Schedule 13G/A filed with the SEC on February 14, 2006 by Sectoral Asset Management Inc. (“Sectoral”). Sectoral is a registered investment advisor. Jérôme G. Pfund and Michael L. Sjöström are the sole shareholders of Sectoral. Sectoral has sole voting power over 191,490 of such shares, has shared voting power over none of such shares, and has sole dispositive power over 3,858,868 of such shares. Messrs. Pfund and Sjöström disclaim beneficial ownership of such shares.

(4)	Based upon a Schedule 13G/A filed with the SEC on February 14, 2006 by T.Rowe Price Associates, Inc. (“TRPA”). TRPA is a registered investment advisor. TRPA has sole voting power over 323,600 of such shares, has shared voting power over none of such shares and has sole dispositive power over 2,297,570 of such shares.

(5)	Mr. Hawley left the Company on January 6, 2006.

(6)	Mr. Leff is a managing director and member of WP LLC and a partner of WP. The 7,357,549 shares of Common Stock indicated as owned by Mr. Leff are included because of his affiliation with the Warburg Pincus entities. Mr. Leff disclaims beneficial ownership of the shares held by the Warburg Pincus entities.

(7)	Mr. Ringo served as our interim Chief Executive Officer from June 2003 to September 2003. Mr. Ringo continues to serve as the non-executive Chairman of our Board.

(8)	Mr. Smith serves as the grantor and co-trustee with his son Michael T. Smith for 10,000 shares which are held in a Grantor Retained Annuity Trust.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
      Section 16(a) of the Exchange Act of 1934 (the “Exchange Act”) requires the Company’s directors and executive officers, and persons who own more than 10% of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater than 10% stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.
      To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 2005, all Section 16(a) filing requirements applicable to our officers, directors and greater than 10% beneficial owners were complied with.
EXECUTIVE COMPENSATION
Compensation of Directors
      Directors, other than the Chairman, who are neither employees of nor consultants to the Company (each, a “non-employee director”) receive an annual retention fee of $30,000, paid on a quarterly basis. In addition, each committee member, other than the Chairman, receives a fee of $1,000 per committee meeting attended and the chairman of each committee receives an additional $500 per committee meeting attended. The Chairman receives an annual retention fee of $60,000 and $2,000 per committee meeting. During 2005, the Company paid an aggregate of $427,000 for such retention and attendance fees. In accordance with Company policy, directors are also reimbursed for reasonable expenses in connection with attendance at Board and committee meetings. During 2005, the Company paid an aggregate of $12,284.08 for such expenses.

      Option Grants. Options for common stock are automatically granted under the Amended and Restated 2000 Non-Employee Directors’ Stock Option Plan (the “Directors’ Plan”) as follows:

•	each non-employee director is automatically granted on the date of initial election an initial option for 30,000 shares (an “Initial Grant”);

•	on the day following each annual meeting of the Company’s stockholders, each non-employee director is automatically granted an option for 20,000 shares, and each non-employee director who is initially appointed to the Board after the date of this annual grant but before the date of the next annual meeting of stockholders will receive on the date of his or her appointment an option to purchase a pro-rated portion of the 20,000 shares for the portion of the year between such appointment and the next annual meeting; and

•	on the day following each annual meeting of the Company’s stockholders, the non-employee Chairman of the Board is automatically granted, in addition to the annual option grant as a non-employee director, an option for 10,000 shares and any person who is appointed as Chairman of the Board after the date of this annual grant but before the date of the next annual meeting of stockholders will receive on the date of his or her appointment an option to purchase a pro-rated portion of the 10,000 shares for the portion of the year between such appointment and the next annual meeting.
      These option grants are non-discretionary and are automatically granted under the Directors’ Plan without further action by the Company, the Board or its stockholders.
      Vesting. For grants to a non-employee director in his or her capacity as a director, as long as the non-employee director continues to serve with the Company or any of its affiliates (whether in the capacity of a director, consultant or employee): (i) each Initial Grant will vest in monthly installments commencing one month after the date of its grant, at the rate of 1/36th of the total number of shares subject to the option, and (ii) each annual grant for 20,000 shares will vest in monthly installments commencing one month after the date of its grant, at the rate of 1/12th of the total number of shares subject to the option.
      For grants to the independent Chairman of the Board in his or her capacity as Chairman, as long as such person continues to serve with the Company as Chairman, each option granted for 10,000 shares will vest in monthly installments commencing one month after the date of its grant, at the rate of 1/12th of the total number of shares subject to the option.
      If an annual option grant to a non-employee director or the Chairman of the Board is pro-rated because that person was appointed as a non-employee director or the Chairman of the Board, as the case may be, after the annual grant date, then the vesting schedule for that option grant will be adjusted so that the pro-rated number of shares will vest in equal monthly installments between the grant date of the option and the Company’s next annual meeting of stockholders.
      Exercise Price. Options have an exercise price equal to 100% of the fair market value of the Company’s common stock on the grant date.
      Term. The maximum option term is ten years. However, options generally will terminate three months after the optionholder’s service with the Company terminates, or, in the case of an option granted to the Chairman of the Board in his or her capacity as Chairman, three months after the optionholder’s service as Chairman terminates. If termination is due to the optionholder’s disability, however, the post-termination exercise period is extended to 12 months. If termination is due to the optionholder’s death or if the optionholder dies within three months after his or her service terminates, the post-termination exercise period is extended to 18 months following death.
      Transfer. The optionholder may transfer the option by gift only to immediate family or to certain trusts used for estate-planning purposes. The optionholder also may designate a beneficiary to exercise the option following the optionholder’s death. Otherwise, the option exercise rights will pass by the optionholder’s will or by the laws of descent and distribution.

      Other Provisions. The option agreement may contain such other terms, provisions and conditions not inconsistent with the Directors’ Plan as determined by the Board.
      Adjustment Provisions. Transactions not involving the receipt of consideration, including a merger, consolidation, reorganization, stock dividend and stock split, may change the class and number of shares subject to the Directors’ Plan and to outstanding options. In that event, the Board will appropriately adjust the Directors’ Plan as to the class and the maximum number of shares subject to the Directors’ Plan, the automatic annual increase to the share reserve and the automatic option grants. The Board will also adjust outstanding options as to the class, number of shares and price per share subject to the options.
      In the event of a change in control, the surviving entity may either assume or replace outstanding options under the Directors’ Plan. If this does not occur, then options granted under the Directors’ Plan to persons providing services to the Company (whether as a director, employee or consultant) will become fully vested and exercisable and any unexercised options will terminate immediately prior to the change of control event. Even if assumption or replacement does occur, the options held by non-employee directors will become fully vested and exercisable as of the date initially preceding the change of control event. A change in control includes the following:

•	a sale, lease or other disposition of all or substantially all of the Company’s securities or assets;

•	a merger or consolidation in which the Company is not the surviving corporation; or

•	a reverse merger in which the Company is the surviving corporation but the shares of the Company’s common stock outstanding immediately preceding the merger are converted by virtue of the merger into other property.
      During the last fiscal year, the Company granted options covering an aggregate of 193,340 shares under the Directors’ Plan in the individual amounts of: 40,002 to Dr. Kabakoff, 30,000 to Mr. Ringo, 28,335 to each of Mr. Leff and Dr. Healy, 26,668 to Mr. Hodgson and 20,000 to each of Messrs. Halter and Smith. Options granted during the last fiscal year had exercise prices equal to 100% of the fair market value on the date of grant, based on the closing sales price reported in the Nasdaq National Market for the date of grant. As of March 31, 2006, no options had been exercised by non-employee directors in 2005 or to date in 2006.
Compensation of Named Executive Officers
      The following table shows, for the fiscal years ended December 31, 2005, 2004 and 2003, compensation awarded or paid to, or earned by, the person who served as the Company’s Chief Executive Officer during the

2005 fiscal year, and its four other most highly compensated officers at December 31, 2005 (the “Named Executive Officers”).
SUMMARY COMPENSATION TABLE

					Long-Term
					Compensation
		Annual Compensation
					Securities
				Other Annual	Underlying		All Other
		Salary	Bonus	Compensation	Options		Compensation
Name and Principal Position	Year	($)	($)	($)	(#)		($)

Daniel G. Welch(1)	2005	$567,523	$471,900	$64,471	160,000	(6)	—
President, Chief Executive	2004	539,784	515,625	250,973	150,000		—
Officer, and Director	2003	139,326	98,438	62,510	625,000		—
Roger L. Hawley(2)	2005	342,041	128,340	4,242	65,000		—
Executive Vice President of	2004	329,341	163,175	1,242	55,000		—
Commercial and Technical	2003	141,666	380,000	212,692	150,000		—
Operations
Marianne Armstrong, Ph.D(3)	2005	309,194	122,350	131,502	55,000		—
Chief Medical Affairs	2004	282,283	120,129	128,502	64,000		—
And Regulatory Officer	2003	250,000	62,500	117,495	15,000		—
Lawrence M. Blatt, Ph.D(4)	2005	294,967	155,335	92,563	55,000		—
Chief Scientific Officer	2004	281,957	117,934	89,561	64,000		—
	2003	237,790	60,411	70,548	15,000		—
Steven B. Porter, M.D., Ph.D(5)	2005	299,365	122,079	3,810	65,000		—
Chief Medical Officer	2004	285,630	124,871	807	104,000		—
	2003	228,497	48,082	463	16,000		—

(1)	Mr. Welch joined the Company in September 2003. The Company reimbursed relocation expenses for Mr. Welch in the amounts of $37,716, $171,085 and $6,848 in 2003, 2004 and 2005, respectively. The Company paid Mr. Welch $78,938 and $56,814 for cost of living housing differentials in 2004 and 2005, respectively. The Company reimbursed $24,591 to Mr. Welch for the payment of taxes in 2003. The Company paid term-life insurance premiums for Mr. Welch in the amounts of $203, $950, and $810 in 2003, 2004 and 2005, respectively. The Company made an employer match in the amount of $3,000 to Mr. Welch as a 401K contribution in 2005.

(2)	Mr. Hawley joined the Company in July 2003. The Company paid bonuses to Mr. Hawley in 2003 in the amount of $130,000 as an earned bonus and $250,000 as a sign-on bonus. The Company reimbursed relocation expenses to Mr. Hawley in the amount of $125,059 in 2003 and the Company made a payment of $87,098 to Mr. Hawley for payment of taxes in 2003. The Company paid term-life insurance premiums in the amount of $535, $1,242, and $1,242 in 2003, 2004 and 2005, respectively. The Company made an employer match in the amount of $3,000 to Mr. Hawley as a 401K contribution in 2005.

(3)	Dr. Armstrong joined the Company in April 2002. The Company granted a forgivable loan to Dr. Armstrong and paid corresponding payroll withholding taxes to Dr. Armstrong in the amounts of $117,000, $127,260 and 127,260 in 2003, 2004 and 2005 respectively. The Company paid term-life insurance premiums for Dr. Armstrong in the amounts of $495, $1,242, and $1,242 in 2003, 2004 and 2005, respectively. The Company made an employer match in the amount of $3,000 to Dr. Armstrong as a 401K contribution in 2005.

(4)	Dr. Blatt joined the Company in May 2002. The Company granted forgivable loan and paid corresponding payroll withholding taxes in the amount of $70,228, $89,023 and 89,023 in 2003, 2004 and 2005 respectively, pursuant to his offer letter. Company paid term-life insurance premiums in the amount of $320, $538, and $540 in 2003, 2004 and 2005 respectively. The Company made an employer match in the amount of $3,000 to Dr. Blatt as a 401K contribution in 2005.

(5)	Dr. Porter joined the Company in July 2001. Other annual compensation includes term-life insurance premiums in the amount of $463, $807, and $1,242 in 2003, 2004 and 2005 respectively. The Company made an employer match in the amount of $3,000 to Dr. Porter as a 401K contribution in 2005.

(6)	Includes a grant of 15,000 stock options to Mr. Welch by the Compensation Committee on March 15, 2006 which became fully vested at the time of grant. The options had a value of $148,577 on the date of grant using the Black-Scholes option pricing model.
Stock Option Grants and Exercises
      The Company has granted stock options to executive officers, employees and consultants under the Company’s 1999 Equity Incentive Plan (the “1999 Plan”) and the Amended and Restated 2000 Equity Incentive Plan (the “Employee Plan”). As of March 31, 2006, options to purchase 51,550 shares of common stock were outstanding under the 1999 Plan, and no shares of common stock remained available for future grants as the 1999 Plan was superseded by the Employee Plan. As of March 31, 2006, 544,123 shares of restricted common stock and options to purchase 4,195,918 shares of common stock were outstanding under the Employee Plan and 1,570,909 shares remained available for future grants.
      The following tables show, for the fiscal year ended December 31, 2005, certain information regarding all options granted to, exercised by, and held at year end by, the Named Executive Officers.
OPTION GRANTS IN LAST FISCAL YEAR

	Individual Grants
					Potential Realizable Value at
	Number of	Percent of Total			Assumed Annual Rates of
	Securities	Options			Stock Price Appreciation for
	Underlying	Granted to	Exercise		Option Term(3)
	Options	Employees in	or Base	Expiration
Name	Granted (#)(1)	Fiscal Year(2)	Price ($)	Date	5% ($)	10% ($)

Mr. Welch	145,000	6.8%	12.74	6/24/2015	$1,161,757	$2,944,120
Mr. Hawley	65,000	3.0%	12.74	6/24/2015	520,788	1,319,778
Dr. Armstrong	55,000	2.6%	12.74	6/24/2015	440,666	1,116,735
Dr. Blatt	55,000	2.6%	12.74	6/24/2015	440,666	1,116,735
Dr. Porter	65,000	3.0%	12.74	6/24/2015	520,788	1,319,778

(1)	Reflects options granted in 2005 to the Named Executive Officers under the Employee Plan. Options generally vest over a four year period, 25% after one year and 2.083% per month for the following three years. The options expire 10 years from the date of grant, or earlier upon termination of employment. The exercise price per share was equal to the fair market value of the Company’s common stock on the date of grant. The Employee Plan also contains provisions for the Board, among other things, to accelerate vesting of options in the event of a change in control of the Company.

(2)	Based on options to purchase 2,124,384 shares of common stock granted to employees, including executive officers, in the fiscal year ended December 31, 2005.

(3)	The potential realizable value is based on the term of the option at the time of grant. Assumed stock price appreciation of 5% and 10% is used pursuant to rules promulgated by the SEC. The potential realizable value is calculated by assuming that the stock price on the date of grant appreciates at the indicated rate, for the entire term of the option and that the option is exercised and sold on the last day of its term at the appreciated price. No gain to the optionee is possible unless the stock price increases over the option term.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
AND FISCAL YEAR END OPTION VALUES

			Number of Securities		Value of Unexercised
	Shares		Underlying Unexercised		In-the-Money Options at
	Acquired on	Value	Options at FY-End (#)(2)		FY-End ($)(2),(3)
	Exercise	Realized
Name	(#)	($)(1)	Exercisable	Unexercisable	Exercisable	Unexercisable

Mr. Welch	—	—	398,437	521,563	$313,594	$1,278,606
Mr. Hawley(4)	—	—	115,104	154,896	$109,541	$432,559
Dr. Armstrong	—	—	110,937	108,063	$104,531	$453,269
Dr. Blatt	—	—	104,938	109,062	$104,531	$453,269
Dr. Porter	—	—	166,187	133,813	$104,531	$493,869

(1)	Fair market value of the common stock on the date of exercise less the exercise price and multiplied by the number of shares exercised.

(2)	Reflects vested and unvested shares at December 31, 2005.

(3)	Fair market value of the common stock on December 31, 2005 ($16.80, based on the closing price as reported on the Nasdaq National Market) less the exercise price and multiplied by the number of shares exercisable.

(4)	Mr. Hawley left the Company on January 6, 2006.
Employment, Severance and Change of Control Agreements
      Welch Offer Letter Agreement. The Company entered into an offer letter agreement with Mr. Welch in September 2003 (the “Welch Letter Agreement”). Under the terms of the Welch Letter Agreement, Mr. Welch is entitled to an annual base salary, which is reviewed annually by the Compensation Committee. For 2005, his base salary was $572,000. In addition, Mr. Welch is eligible for an annual bonus based on the attainment of corporate goals established between the Board and Mr. Welch. Under the Welch Letter Agreement, Mr. Welch’s annual target bonus is 75% of his base salary, with a potential of between 0% and 150% of his base salary as the Board may approve (the “Target Bonus”). Under the terms of the Welch Letter Agreement, Mr. Welch was also granted an option to purchase 625,000 shares of the Company’s common stock pursuant to the Employee Plan (the “Options”). The Options have a ten-year term and vest in equal monthly installments over four years. The first 12 installments vested on September 25, 2004 and all of the Options shall be fully vested on September 24, 2007. Mr. Welch was also entitled to certain relocation expenses and four-year cost of living housing differential payment (“COLA”). The COLA is paid to Mr. Welch in equal monthly installments pursuant to which Mr. Welch has received $117,577 in his first two years of employment and will receive:

•	$33,513 in his third year of employment; and

•	$16,576 in his fourth year of employment.
      In addition, at the end of each calendar year, the Company will gross-up for income tax purposes the portion of the COLA payment that was used to pay for Mr. Welch’s non-deductible expenses.
      Under the terms of the Welch Letter Agreement, if Mr. Welch is terminated for Cause (as defined in the Welch Letter Agreement) due to indictment for criminal activities, and he is later adjudicated innocent of the charges on which he was indicted or the indictment is subsequently quashed, Mr. Welch will be entitled at the time of such adjudication or quashing to: (i) two times the sum of his base salary and Target Bonus at the time of such termination for Cause, and (ii) an amount equal to the product of (x) the number of Options that would have become vested if his termination had been considered a termination without Cause and (y) the difference between the exercise price of such Options and the highest closing price of the Company’s common stock during the year following his date of termination, in each case with interest from the date of termination at the prevailing prime rate.

      In the event Mr. Welch resigns from the Company without Good Reason (as defined in the Welch Letter Agreement), Mr. Welch will be entitled to any accrued but unpaid salary or Target Bonus (“Accrued Obligations”). If Mr. Welch resigns from the Company with Good Reason or if he is terminated without Cause, he will be entitled to the following payments and benefits:

•	Accrued Obligations;

•	Two times the sum of his base salary plus Target Bonus;

•	Continuation of his medical, dental and health insurance (as in effect immediately prior to his termination) for a period of 24 months following his termination (or until he secures similar insurance coverage with a future employer, if earlier);

•	If the termination occurs prior to a Change in Control (as defined in the Welch Letter Agreement), two years’ worth of accelerated vesting of his Options; and

•	If the termination occurs on or after a Change in Control, accelerated vesting of all Options.
      Upon the occurrence of a Change in Control on or after September 25, 2004 and in the absence of Mr. Welch’s termination or resignation, all of his Options will vest.
      To the extent that Mr. Welch incurs an excise tax as a result of taxes imposed on him under Section 4999 of the Internal Revenue Code (the “IRC”), the Company will gross-up such payments to make Mr. Welch whole on an after-tax basis.
      Offer Letter Agreements. The Company has entered into or amended the offer letter agreements with each of Mr. Hawley and Drs. Armstrong, Blatt and Porter, to provide that if their employment terminates other than for cause (as defined in the offer letter agreements), they will be entitled to the following continuation of salary and benefits, and vesting of Company stock following their termination date:

•	If he or she has completed less than one full year of service, he or she will receive six months of base salary at his or her final pay rate, six months of benefits continuation (i.e., Company-provided COBRA payments) and six months immediate acceleration of vesting of his or her outstanding equity grants, whether stock options or restricted shares;

•	If he or she has completed at least one full year of service but less than two years of service, he or she will receive nine months of base salary at his or her final pay rate, nine months of benefits continuation ( i.e., Company-provided COBRA payments) and nine months immediate acceleration of vesting of his or her outstanding equity grants, whether stock options or restricted shares;

•	If he or she has completed at two years of service or more, he or she will receive 12 months of base salary at his or her final pay rate, 12 months of benefits continuation (i.e., Company-provided COBRA payments) and 12 months immediate acceleration of vesting of his or her outstanding equity grants, whether stock options or restricted shares;

•	If such termination occurs in the second half of the calendar year, he or she will receive a pro rata share of his or her target bonus for that year.
      Change of Control Agreements. The Company has entered into or amended the offer letter agreements with each of Mr. Hawley and Drs. Armstrong, Blatt and Porter, to provide that in the event of a change on control (as defined in the offer letter agreements) of the Company that results in (i) such executive officer’s termination without cause or (ii) his or her resignation for good reason (as defined in the offer letter or offer letter amendment), such executive officer will, subject to certain conditions, be entitled receive the following benefits:

•	Two years base salary at his or her final pay rate and two years benefits continuation (i.e., Company-provided COBRA payments). If such termination or resignation occurs in the second half of the calendar year, he or she will also receive a pro rata share of his target bonus for that year.

•	Immediate vesting of all outstanding equity grants; and

•	Certain transition management services.
      Executive Loan and Bonus Plan for Dr. Armstrong. In April 2002, the Company entered into an employment offer letter with Marianne Armstrong, Ph.D., the Company’s Chief Medical Affairs and Regulatory Officer. Pursuant to this letter, Dr. Armstrong received a $345,000 loan from the Company. This loan was entered into on May 1, 2002 for the purpose of providing housing assistance to Dr. Armstrong. This loan is evidenced by a full recourse promissory note secured by a second position Deed of Trust on Dr. Armstrong’s main residence and carries a term of five years. The annual interest rate on such loan is 4.65%. As of December 31, 2005, the aggregate outstanding principal and accrued interest under the loan was $158,897. Since the beginning of the fiscal year ended December 31, 2005, the largest aggregate indebtedness of Dr. Armstrong under this loan was $233,463 including principal and accrued interest. Pursuant to a bonus plan agreement, Dr. Armstrong has received and will continue to receive for each of her first five full calendar years of employment beginning as of January 1, 2003 minimum, annual post-tax bonuses equal to $81,120, $83,040, $79,680, $76,560 and $74,400, respectively.
      Executive Loan and Bonus Plan for Dr. Blatt. In April 2002, the Company entered into an employment offer letter with Lawrence M. Blatt, Ph.D., the Company’s Chief Scientific Officer. Pursuant to this letter, Dr. Blatt received a $250,000 loan from the Company. This loan was entered into on May 22, 2002 for the purpose of providing housing assistance to Dr. Blatt. This loan is evidenced by a full recourse unsecured promissory note and carries a term of five years. The annual interest rate on such loan is 4.65%. As of December 31, 2005, the aggregate outstanding principal and accrued interest under the loan was $110,168. Since the beginning of the fiscal year ended December 31, 2005, the largest aggregate indebtedness of Dr. Blatt under this loan was $161,530 including principal and accrued interest. Pursuant to a bonus plan agreement entered into in May 2002, Dr. Blatt has received and will continue to receive for each of his first five full calendar years of employment beginning as of January 1, 2003, a minimum annual bonus equal to $57,464, plus an amount equal to one-half of the income taxes resulting from such bonus.
Certain Relationships and Related Transactions
      From January 1, 2005 to the present, there have been no (and there are no currently proposed) transactions in which the amount involved exceeded $60,000 to which the Company was (or is to be) a party and in which any executive officer, director, 5% beneficial owner of the Company’s common stock or member of the immediate family of any of the foregoing persons had (or will have) a direct or indirect material interest, except as set forth below and under “Compensation of Executive Officers — Employment, Severance and Change of Control Agreements” above.
      On January 20, 2006, the Company transferred to Dr. Lawrence Blatt, the Company’s Chief Scientific Officer, its rights in the following intellectual property:

•	US Patent Application No. 11/200,531 and PCT Application No. PCT/ US05/028165, both filed by InterMune on August 8, 2005, a U.S. Continuation Application filed by InterMune on January 12, 2006 and a U.S. Continuation-In-Part Application filed by the Company on February 8, 2006;

•	all data, lab notebooks, reports and any other written materials exclusively pertaining to experiments carried out in furtherance of the glycosylated Type I interferon research program at the Company;

•	any and all laboratory reagents including proteins plasmids and cell lines; and

•	any other nonpublic know-how exclusively pertaining to the glycosylated Type I interferon research program at the Company.
      Prior to transferring its rights in this intellectual property (the “Glyco Type I Interferon Intellectual Property”) to Dr. Blatt, the Company had determined that it would not continue developing the Glyco Type I Interferon Intellectual Property. The transfer of the Glyco Type I Interferon Intellectual Property to Dr.Blatt was in consideration for the Company receiving from Dr. Blatt a waiver and release of claims to rights to inventions made by Dr. Blatt prior to becoming an employee of the Company related to U.S. Patent Application No. 10/545,867, filed February 26, 2004 (the “Pump Patent”). The Pump Patent relates to a method of administering interferon alfacon-1 using a pump device and was transferred to Valeant Pharmaceuticals in connection with the Company’s divesture of its Infergen product. The Company cannot estimate what value, if any, that the Glyco Type I Interferon Intellectual Property has as it is still in early pre-clinical development. The Company estimates that it had invested approximately $150,000 in the Glyco Type I Interferon Intellectual Property, including out of pocket expenses and an allocation of FTE and overhead costs. The Company also waived any claims it may have to any intellectual property and/or works for hire Dr. Blatt creates out of the Glyco Type I Interferon Intellectual Property.
      Warburg Pincus Agreement. On October 29, 2004 we entered into an Amended and Restated Standstill Agreement with Warburg Pincus Equity Partners, L.P. and certain of its affiliates (“Warburg Pincus”) that permits Warburg Pincus to acquire up to 25% of our outstanding common stock in the open market. Under this agreement, Warburg Pincus may acquire up to 25% of our outstanding common stock and have granted Warburg Pincus certain registration rights with respect to its holdings. In exchange for allowing Warburg Pincus to increase its ownership stake, Warburg Pincus has granted the independent members of our Board the right to vote the shares of InterMune common stock owned by Warburg Pincus in excess of 19.9%. In addition, Warburg Pincus has agreed to certain limitations on the manner in which it may dispose of its ownership interest in InterMune. In connection with this transaction, on October 29, 2004 we also amended the Rights Agreement between the Company and Mellon Investor Services LLC dated as of July 17, 2001 to allow Warburg Pincus to acquire up to 25% of our outstanding common stock in open market purchases. We also entered into a new Registration Rights Agreement with Warburg Pincus dated as of October 29, 2004. Jonathan S. Leff, a member of our Board, is a managing director of Warburg Pincus LLC and a partner of Warburg Pincus & Co., which are affiliates of Warburg Pincus Equity Partners, L.P.
      Indemnification Agreements. The Company has entered into indemnification agreements with each of its vice presidents, executive officers and directors which provide, among other things, that the Company will indemnify such vice president, executive officer or director, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements he or she may be required to pay in actions or proceedings to which he or she is or may be made a party by reason of his or her position as a director, officer or other agent of the Company, and otherwise to the fullest extent permitted under Delaware law and the Company’s Bylaws.
2005 COMPENSATION COMMITTEE REPORT(1)
      The Compensation Committee (the “Committee”) currently consists of Mr. William Halter, Mr. Jonathan Leff and Mr. William Ringo, Jr. Mr. Halter and Mr. Leff are both independent directors, as independence is defined in NASD Marketplace Rule 4200(a)(15) of the Nasdaq listing standards. The Committee is responsible for setting the Company’s policies regarding compensation for all employees and executive officers and for administering the 1999 Equity Incentive Plan, the Employee Plan, the Amended and Restated 2000 Non-Employee Directors’ Stock Option Plan and the 2000 Employee Stock Purchase Plan. In particular, the Committee evaluates the performance of the Company’s management and determines the compensation of the Company’s executive officers. The Compensation Committee has authorized the Company’s Chief Executive Officer to grant stock options for less than 25,000 shares of common stock to non-vice president employees and consultants and to delegate to the Senior Vice President of Human Resources the ability to approve option grants of less than 10,000 to non-vice president employees and consultants.
Compensation Philosophy
      The Company’s executive compensation philosophy, including as applied to its Chief Executive Officer, is to attract and retain executive officers capable of leading the Company to fulfillment of its business

      (1) The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in such filing.

objectives by offering competitive compensation opportunities that reward individual contributions as well as corporate performance. Accordingly, the Company’s executive compensation policies include:

•	competitive pay practices, taking into account the pay practices of life science and pharmaceutical companies with which the Company competes for talented executives, with special weight accorded to San Francisco Bay area companies of comparable size and complexity;

•	annual incentive programs that are designed to encourage executives to focus on the achievement of corporate and individual performance objectives; and

•	equity-based incentives designed to motivate executives over the long term, to align the interests of management and stockholders and to ensure that management is appropriately rewarded for benefits achieved for the Company’s stockholders.
      Total compensation for the Company’s executive officers includes a base salary component and may include two other components: annual incentives and long-term incentives. Annual incentive compensation may consist of cash incentive bonuses or equity components, each based on satisfying corporate goals established for the year by the Board as well as on meeting individual performance objectives. In addition, executive officers of the Company may receive long-term incentive compensation in the form of grants of options to purchase shares of the Company’s common stock, with exercise prices set at fair market value on the date of grant, or grants of restricted shares of the Company’s common stock.
      In the biopharmaceutical industry, traditional measures of corporate performance, such as earnings per share or sales growth, may not readily apply in reviewing performance of executives. In addition to traditional measures of performance, in determining the compensation of the Company’s executives, the Committee looks to other indicia of performance, such as the progress of the Company’s research and development programs and clinical trial development programs, regulatory developments and corporate development activities. Other factors include the Company’s success in securing capital sufficient to assist the Company in completing product development.
      As a result, these qualitative factors necessarily involve a subjective assessment by the Committee of corporate performance. Moreover, the Committee does not base its considerations on any single performance factor nor does it specifically assign relative weights to factors, but rather considers a mix of factors and evaluates both corporate and individual performance against that mix. In addition, total compensation paid by the Company to its executive officers is designed to be and is competitive with the range of compensation packages paid to the management of other companies of comparable size, complexity and geographical location in the biopharmaceutical industry. Toward that end, each year the Committee reviews various independent industry surveys, consults with an independent employment compensation consultant, and gathers data internally.
      The Company has used the grant of stock options and shares of restricted stock under its equity incentive plans to underscore the common interests of stockholders and management. Options and shares of restricted stock granted to executive officers are intended to provide a continuing financial incentive to maximize long-term value to stockholders and to help make the executive’s total compensation opportunity competitive. In addition, because stock options generally become exercisable over a period of several years and grants of shares of restrictive stock are subject to a declining right of repurchase by the Company over a period of several years, such grants encourage executives to remain in the long-term employ of the Company. In determining the size of an option grant or grant of shares of restricted stock to an executive officer, the Committee takes into account the following criteria: the officer’s position and level of responsibility within the Company, the existing stock and unvested option holdings previously granted by the Company to the officer in connection with his or her employment with the Company, the potential reward to the officer if the underlying price of the Company’s stock appreciates in the public market, and the practices of the Company’s competitors as set out in independent compensation surveys.

Compliance with Internal Revenue Code Section 162(m)
      The Committee has not adopted a policy with respect to the application of Section 162(m) of the Internal Revenue Code, which generally imposes an annual corporate deduction limitation of $1.0 million on the compensation of certain executive officers. However, pursuant to Section 162(m), compensation from options granted under the Employee Plan with exercise prices of no less than 100% of fair market value on the date of grant and in a grant amount not exceeding one million shares of common stock for the executive officer during any calendar year may be excluded from the Section 162(m) limitation. Section 162(m) generally disallows a tax deduction to public companies for compensation over $1.0 million paid to the corporation’s chief executive officer and the four other most highly compensated executive officers. Qualified performance-based compensation, including stock options or restricted stock granted under the Employee Plan in accordance with the restrictions described above, will not be subject to the deduction limitation if certain requirements are met. The Company generally intends to grant stock options and/or restricted stock to its executive officers in a manner that satisfies the requirements for qualified performance-based compensation to avoid any disallowance of deductions under Section 162(m).
Executive Officers’ 2005 Compensation
      Base Salary. The Committee reviewed the recommendations of an independent employment compensation consultant, the performance of each individual executive officer and the comparative industry information and established a base salary level for each executive officer.
      Stock Options. During the fiscal year ending December 31, 2005, stock options to purchase shares of common stock of the Company were granted to the Company’s executive officers to aid in the retention of the executive officers and to align their interests with those of the stockholders. The Committee typically grants options to executive officers (i) when the executive officer first joins the Company, (ii) in connection with a change in responsibilities, (iii) as needed for ongoing retention and, (iv) occasionally, to achieve equity within a peer group. The vesting for options granted to the executive officers in 2005 was designed to further ensure the retention of the Company’s executive officers.
      Bonuses. Our executive officers may receive bonuses in connection with our company-wide performance bonus program. Payment of bonuses is linked to successful achievement of specified corporate goals and bonus target levels that the Committee approves annually for the current fiscal year, although the Committee retains discretion to apply qualitative judgments in assessing performance. In March 2006, the Committee met to consider the bonus compensation of the Company’s executive officers for fiscal year 2005. The Committee considered the performance of the executive officers and the Company generally in relation to the Company’s 2005 corporate performance goals, which are generally described in the third paragraph of this report. For all executives other than the Chief Executive Officer, 80% of the executives’ target bonus was based on corporate performance and 20% of the target bonus was based on individual performance. The Committee determined that the Company had exceeded its 2005 corporate performance goals. Based on this determination, the Committee set the target cash bonus for executive officers, other than the Chief Executive Officer, at approximately 36% to 56% of such officers’ eligible 2005 base compensation depending on each individual’s performance.
      In determining executive bonuses, the Committee compared the Company’s cash compensation levels to data from the portion of the Radford 2005 Biotechnology Compensation Report relating to public biotechnology companies with 150 to 500 employees, as well as to a smaller specified group of comparable companies (the “Radford Peer Data”). In addition, the Committee reviewed data from the Mellon Life Sciences Industry Survey and used the services of an independent consultant to conduct its periodic review of the effectiveness and competitiveness of the Company’s executive compensation. The Committee generally targets total cash compensation at between the 50th and the 75th percentile of the Radford Peer Data due to the high cost of living in the San Francisco Bay Area and the need for highly skilled executives to run the Company.

Chief Executive Officer Compensation
      In general, the Committee used the same procedures described above for executive officers in setting the base salary and incentive compensation for Mr. Welch, who served as the Company’s Chief Executive Officer and President during the fiscal year ended December 31, 2005.
      Base Salary. The Committee set Mr. Welch’s base annual salary for 2005 at $572,000 in March of 2005 and Mr. Welch received $567,523 in salary during the fiscal year ending December 31, 2005. The Committee set Mr. Welch’s base annual salary for 2006 at $583,440 in March of 2006. In setting Mr. Welch’s base salary, the Committee took into account (i) the Company’s independent employment compensation analysis of comparable compensation statistics, including both quantitative and qualitative information, (ii) Mr. Welch’s significant and broad-based experience in the biopharmaceutical industry, (iii) the scope of Mr. Welch’s responsibilities and (iv) his position as a leading executive in the biopharmaceutical industry.
      Bonus. Under the terms of Mr. Welch’s offer letter agreement, his annual target bonus is 75% of his base salary, with a potential of between 0% and 150% of his base salary. Mr. Welch’s bonus is based on corporate performance. The assessment achievement of corporate performance is linked to successful achievement of the Company’s performance goals, although the Committee retains discretion to apply qualitative judgments in assessing performance. Based on this assessment, including the Committee’s determination that the Company had exceeded its 2005 corporate performance goals, and its qualitative assessment of Mr. Welch’s performance, the Committee awarded Mr. Welch a cash bonus for 2005 of $471,900 (110% of his target bonus or approximately 83% of his base salary). The Committee also granted Mr. Welch 15,000 stock options which were fully vested at the time of grant. The options had a value of $148,577 on the date of grant using the Black-Scholes option pricing model. In determining Mr. Welch’s bonus, the Committee compared Mr. Welch’s compensation to the Radford Peer Data. The Committee also conferred with the other members of the Board (except for Mr. Welch) in reaching its determination with respect to Mr. Welch’s compensation.
      Stock Options. The Board also approved the grant of a stock option for the purchase of 145,000 shares of the Company’s common stock pursuant to the Employee Plan in July 2005. These incentive options vest 25% on the one-year anniversary of the date of grant, and the remainder vests monthly over the subsequent three years to help ensure Mr. Welch’s retention. The Committee granted Mr. Welch these options in recognition of his performance, his value to the Company and to further align his interests with those of the Company’s stockholders.

Compensation Committee

Jonathan S. Leff — Chairman
William A. Halter
William R. Ringo, Jr.
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
      None of the Company’s executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the Company’s Board or Compensation Committee.
      Mr. Ringo served as the Company’s interim President and Chief Executive Officer from June 2003 to September 2003. Mr. Ringo was appointed to the Compensation Committee by the Board on September 12, 2005. Although he was not considered independent under the Nasdaq listing standards at the time of his appointment to the Compensation Committee due to his prior service as an executive officer of the Company, the Board concluded that a limited exception to the Nasdaq independence rules was warranted in this instance given that at the time of his appointment to the Compensation Committee Mr. Ringo was not a current officer or employee of the Company, nor was he a family member of a current officer or employee of the Company. In addition, the Board determined that his appointment to the Compensation Committee was in the best interests of the Company due to the fact that the existing independent members of the Board had significant and time-consuming Board and Board committee duties during 2004 and the fact that each other independent Board member was already serving on two Board committees. Mr. Ringo is allowed to serve as a member of the Compensation Committee in a non-independent capacity for no more than two years.
PERFORMANCE MEASUREMENT COMPARISON(1)
      The rules of the SEC require that the Company include in its Proxy Statement a line-graph presentation comparing cumulative stockholder returns on the Company’s common stock with the Nasdaq Total Market Index (which tracks the aggregate price performance of equity securities of companies traded on the Nasdaq) and either a published industry or line-of-business standard index or an index of peer companies selected by the Company. The Company has elected to use the AMEX Biotechnology Index (consisting of a group of approximately 75 companies in the biotechnology sector, including the Company) for purposes of the performance comparison that appears below.
      The graph shows the cumulative total stockholder return assuming the investment of $100 and the reinvestment of dividends and is based on the returns of the component companies weighted according to their market capitalizations as of the end of each period for which returns are indicated. No dividends have been declared on the Company’s common stock. The graph commences as of March 24, 2000, the date the common stock of the Company first started trading on the Nasdaq National Market.

      (1) This Section shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933 or the Exchange Act, except to the extent the company specifically incorporates it by reference into such filing.

      The stockholder return shown on the graph below is not necessarily indicative of future performance and the Company does not make or endorse any predictions as to future stockholder returns.
COMPARISON OF CUMULATIVE TOTAL RETURN ON INVESTMENT(1)
HOUSEHOLDING OF PROXY MATERIALS
      The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.
      This year, a number of brokers with account holders who are InterMune stockholders will be “householding” our proxy materials. A single proxy statement may be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you notify your broker or the Company that you no longer wish to participate in “householding.” If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report in the future you may (1) notify your broker, (2) direct your written request to: Investor Relations, InterMune, Inc., 3280 Bayshore Boulevard, Brisbane, California 94005 or (3) contact our Manager, Investor Relations, Cynthia Reindal, at (415) 466-2503. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker. In addition, the Company will promptly deliver, upon written or oral request to the address or telephone number above, a separate copy of the annual report and proxy statement to a stockholder at a shared address to which a single copy of the documents was delivered.

      (1) The total return on investment (change in stock price plus reinvested dividends) for the company, the Amex Biotech Index and the Nasdaq Composite Index, are based on March 24, 2000 = 100. The Amex Biotech Index and the Nasdaq Composite Index are calculated using an equal-dollar weighting methodology.

OTHER MATTERS
      The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

Robin Steele
Secretary
April 28, 2006
      A copy of the Company’s Annual Report to the Sec on Form 10-K for the fiscal year ended December 31, 2005 is available without charge upon written request to: Investor Relations, InterMune, Inc., 3280 Bayshore Boulevard, Brisbane, CA 94005. A copy of the report can also be viewed by visiting the Company’s website, http://www.intermune.com.

Appendix A
InterMune, Inc.
CHARTER OF THE AUDIT COMMITTEE
OF THE BOARD OF DIRECTORS
(Amended March 14, 2006)
Purpose and Policy:
      The purpose of the Audit Committee (the “Committee”) of the Board of Directors (the “Board”) of InterMune, Inc., a Delaware corporation (the “Company”), shall be to act on behalf of the Board in fulfilling the oversight responsibilities regarding:

•	corporate accounting and financial reporting processes;

•	systems of internal accounting and financial controls and audits of financial statements;

•	quality and integrity of financial statements and reports; and

•	qualifications, independence and performance of the firm or firms of certified public accountants engaged as independent outside auditors (the “Auditors”).
      The policy of the Committee shall be to maintain and foster open communication between the Committee, the Board, the Auditors and the Company’s financial management.
Composition:
      The Committee shall consist of at least three (3) members of the Board. The members of the Committee shall satisfy any independence and financial literacy requirements set forth in the National Association of Securities Dealers Marketplace Rules (“NASD Rules”) required of companies that trade on the Nasdaq Stock Market. At least one (1) member shall satisfy the applicable financial sophistication requirements of the NASD Marketplace Rules.
      The Secretary of the Company shall be the Secretary of the Committee. The Secretary shall keep minutes and records of all meetings of the Committee. In the event that either the Chairman or the Secretary is absent from any meeting, the members present shall designate any director present to act as Chairman and shall designate any director, officer or employee of the Company to act as Secretary.
Functions and Authority:
      The operation of the Committee shall be subject to the Bylaws of the Company, as in effect from time to time, and Section 141 of the Delaware General Corporation Law. The Committee shall oversee the Company’s financial reporting process on behalf of the Board. The Auditors shall report directly and be accountable to the Committee. As it deems necessary or appropriate in the performance of its duties and at the expense of the Company, the Committee shall have authority to pay ordinary administrative expenses and retain and determine compensation for special legal, accounting or other advisors or consultants. The Committee shall have full access to all books, records, facilities and personnel of the Company as deemed necessary or appropriate by any member of the Committee to discharge his or her responsibilities hereunder.
      Subject to applicable laws and rules, the Committee shall have the full power and authority to carry out the following responsibilities; however, the Committee may supplement or deviate from these activities as appropriate.
      1. Evaluation and Retention of Auditors. To appoint, compensate (at the expense of the Company), retain and oversee the Auditors (including resolving disagreements between management and the Auditors regarding financial reporting), to evaluate the performance and qualifications of the Auditors, and to determine whether to retain the existing Auditors or to appoint and engage new auditors for the ensuing year.

      2. Approval of Audit Engagements. To determine and approve engagements of the Auditors prior to commencement of such engagements, to perform all proposed audits, review and attest services, including the scope of the audits, the compensation and dollar limits for services to be paid to the Auditors and, on behalf of the Company, the negotiation and execution of the Auditors’ engagement letters. The engagements may be approved pursuant to preapproval policies and procedures established by the Committee, including the delegation of preapproval authority to one or more Committee members (“Preapproval Policies”), so long as any such preapproval decisions are presented to the full Committee at the next scheduled meeting.
      3. Approval of Non-Audit Services. To determine and approve engagements of the Auditors for permissible non-audit services, prior to commencement of such engagements (unless in compliance with exceptions available related to immaterial aggregate amounts of services). Such engagements may be approved pursuant to Preapproval Policies, so long as any such preapproval decisions are presented to the full Committee at the next scheduled meeting.
      4. Audit Partner Rotation. To monitor the rotation of the partners of the Auditors.
      5. Auditor Conflicts. At least annually, to receive and review written statements from the Auditors delineating all relationships between the Auditors and the Company, consistent with Independence Standards Board Standard No. 1, to consider and discuss with the Auditors any disclosed relationships and any compensation or services that could affect the Auditors’ objectivity and independence, and to assess and otherwise take appropriate action to oversee the independence of the Auditors.
      6. Audited Financial Statement Review. To review, upon completion of the audit, the financial statements proposed to be included in the Company’s Annual Report on Form 10-K to be filed with the Securities and Exchange Commission (“SEC”) and to recommend whether or not such financial statements should be so included.
      7. Annual Audit Results. To discuss with management and the Auditors the results of the annual audit, including the Auditors’ assessment of the quality, not just acceptability, of accounting policies and procedures, the reasonableness of significant judgments and estimates (including material changes in estimates), any material audit adjustments proposed by the Auditors and any adjustments proposed but not recorded, the adequacy of the disclosures in the financial statements and any other matters required to be communicated to the Committee by the Auditors under generally accepted auditing standards.
      8. Quarterly Results. To review and discuss with management and the Auditors the results of the Auditors’ review of the Company’s quarterly financial statements and quarterly reports on Form 10-Q, including the disclosures contained under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” prior to public disclosure of quarterly financial information and filing with the SEC, and any other matters required to be communicated to the Committee by the Auditors under generally accepted auditing standards.
      9. Earnings Press Releases and Earnings Release Conference Call Scripts. To review and discuss with management and the Auditors, as appropriate, earnings press releases, as well as the substance of financial information and earnings guidance provided to analysts and ratings agencies (e.g., earnings release conference call scripts).
      10. Risk Assessment and Management. To review and discuss with management and the Auditors, as appropriate, the Company’s guidelines and policies with respect to risk assessment and risk management, including the Company’s major financial risk exposures and the steps taken by management to monitor and control these exposures.
      11. Management Cooperation with Audit. To evaluate the cooperation received by the Auditors during their audit examination, including a review with the Auditors of any significant difficulties with the audit or any restrictions on the scope of their activities or access to required records, data and information, significant disagreements with management and management’s response, if any.
      12. Management Letters. To review and discuss with the Auditors and, if appropriate, management, any management or internal control letter issued or, to the extent practicable, proposed to be issued by the

Auditors and management’s response, if any, to such letter, as well as any additional material written communications between the Auditors and management.
      13. Disagreements Between Auditors and Management. To review and discuss with management and the Auditors any material conflicts or disagreements between management and the Auditors regarding financial reporting, accounting practices or policies and to resolve any conflicts or disagreements regarding financial reporting.
      14. Internal Control Over Financial Reporting. To confer with management and the Auditors regarding the scope, adequacy and effectiveness of internal control over financial reporting including any special audit steps and remediation taken in the event of material control deficiencies, responsibilities, budget and staff of the internal audit function and review of the appointment or replacement of the senior internal audit executive or manager.
      15. Separate Sessions. To meet in separate sessions with the Auditors, the internal auditors or other personnel responsible for the internal audit function and management to discuss any matters that the Committee, the Auditors, the internal auditors or management believe should be discussed privately with the Committee.
      16. Code of Business Conduct and Ethics. To direct management to implement a process to enforce the Company’s Code of Business Conduct and Ethics and provide for prompt communication of violations of the Code of Business Conduct and Ethics to the Committee.
      17. Complaint Procedures. To direct management to implement procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters and to direct management to promptly inform the Committee of any such complaints regarding accounting, internal controls, audit matters or violations of state/federal laws received from inside or outside the Company, including complaints anonymously received from employees. The Committee shall direct management to protect employees from harassment, threats, or change in employment status resulting from any good faith communication of such a complaint. Any proposed changes in employment status of an individual who has made a good faith communication of such a complaint must be reviewed by the Committee.
      18. Investigations. To investigate, oversee management’s investigation or engage third parties to investigate any matter brought to the attention of the Committee within the scope of its duties if, in the judgment of the Committee, such investigation is necessary or appropriate.
      19. Proxy Report. To oversee management’s preparation of the report required by SEC rules to be included in the Company’s annual proxy statement, including an annual stockholder ratification of the Auditors’ engagement by the Committee.
      20. Annual Charter Review. To review and assess the adequacy of this charter annually and recommend any proposed changes to the Board for approval.
      21. General Authority. To perform such other functions and to have such powers as may be necessary or appropriate in the efficient and lawful discharge of the foregoing and of any applicable laws and/or regulations.
      It shall be the responsibility of management to prepare the Company’s financial statements and periodic reports and the responsibility of the Auditors to audit those financial statements. These functions shall not be the responsibility of the Committee, nor shall it be the Committee’s responsibility to ensure that the financial statements or periodic reports are complete and accurate, conform to GAAP or otherwise comply with applicable laws.

Meetings:
      The Committee shall hold such regular or special meetings as its members shall deem necessary or appropriate. The Committee shall have authority to require that any of the Company’s personnel, counsel, Auditors or investment bankers, or any other consultant or advisor to the Company attend any meeting of the Committee or meet with any member of the Committee or any of its special legal, accounting or other advisors and consultants.
Minutes and Reports:
      Minutes of each meeting of the Committee shall be kept and distributed to each member of the Committee, members of the Board who are not members of the Committee and the Secretary of the Company. The Committee shall report to the Board from time to time, or whenever so requested by the Board.

PROXY
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF
INTERMUNE, INC
     The undersigned hereby appoints Daniel G.Welch and Robin J. Steele, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of InterMune, Inc. Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of InterMune, Inc. (the “Annual Meeting”) to be held May 24, 2006 or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting.

(Continued and to be marked, dated and signed, on the other side)

Address Change/Comments (Mark the corresponding box on the reverse side)

▲FOLD AND DETACH HERE▲
You can now access your INTERMUNE, INC. account online.
Access your Intermune, Inc. stockholder account online via Investor ServiceDirect® (ISD).
Mellon Investor Services LLC, Transfer Agent for Intermune, Inc., now makes it easy and convenient to get current information on your shareholder account.

•	View account status	•	Make address changes
•	View certificate history	•	Obtain a duplicate 1099 tax form
•	View book-entry information	•	Establish/change your PIN
•	View payment history for dividends
Visit us on the web at http://www.melloninvestor.com
For Technical Assistance Call 1-877-978-7778 between 9am-7pm
Eastern Time Monday-Friday
Investor ServiceDirect® is a registered trademark of Mellon Investor Services LLC

Please Mark Here	☐
for Address Change or Comments SEE REVERSE SIDE

		FOR	WITHELD
PROPOSAL 1:	To elect one director to hold office until the 2009 annual meeting of stockholders or until his successor is elected.	☐	☐
Nominee:
01 Jonathan S. Leff

		FOR	AGAINST	ABSTAIN
PROPOSAL 2:	To ratify the selection by the Audit Committee of the Board of Directors, of Ernst & Young LLP as independent auditors of InterMune, Inc. for its fiscal year ending December 31, 2006.	☐	☐	☐

Signature	Signature	Date

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

▲  FOLD AND DETACH HERE  ▲
Vote by Internet or Telephone or Mail
24 Hours a Day, 7 Days a Week
Proxies submitted over the Internet or by telephone must be received by 11:59 pm Eastern Time on Wednesday, May 23, 2006.
Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet		Telephone		Mail
http://www.proxyvoting.com/itmn		1-866-540-5760		Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.
Use the Internet to vote your proxy. Have your proxy card in hand when you access the Web site.	OR	Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.	OR

If you vote your proxy by Internet or by telephone,
you do NOT need to mail back your proxy card.